UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 18, 2007

COFFEE HOLDING CO., INC.
(Exact name of registrant as specified in its charter)

Nevada	001-32491	11-2238111
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

4401 First Avenue, Brooklyn, New York	11232-0005
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (718) 832-0800

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On October 18, 2007, Coffee Holding Co., Inc. (“Coffee Holding”) settled litigation in the Delaware Chancery Court against Café La Rica, LLC, Coffee Bean Trading-Roasting, LLC and Ernesto Aguila, a partner in Coffee Bean Trading - Roasting, LLC, individually.

In consideration for the dismissal with prejudice of all defendants to the litigation and the release of all claims and counterclaims asserted or which could be asserted in the future, Café La Rica paid $269,000 in cash to Coffee Holding and returned to Coffee Holding the brick pack machine originally contributed to Café La Rica by Coffee Holding. All remaining assets of Café La Rica were transferred to a new entity. Café La Rica will be formally dissolved in accordance with Delaware law at the earliest practicable time.

In addition, as part of the settlement, the license for Café La Rica to use Coffee Holding’s Café Caribe trademark and sell the Café Caribe brand was terminated. All unused Café Caribe packaging materials were returned to Coffee Holding.

Coffee Holding also entered into a Non-Disclosure, Non-Compete, and Non-Solicitation Agreement pursuant to which Coffee Holding agreed, for a period of three years, (1) not to disclose confidential information about Café La Rica and its business and (2) not to, directly or indirectly, solicit any business relationship with an agreed upon list of existing Café La Rica customers which had not done business with Coffee Holding prior to the formation of the Café La Rica joint venture.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 23, 2007	COFFEE HOLDING CO., INC.

	By:	/s/ Andrew Gordon
	Name:	Andrew Gordon
	Title:	President and Chief Executive Officer